Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Nastech Pharmaceutical Company Inc.:

We consent to incorporation by reference in the registration statements on Form S-2 (No. 333-45264) and on Forms S-3 (No. 333-59472, No. 333-62800 and No. 333-72742) of Nastech Pharmaceutical Company Inc. of our report dated February 11, 2002, with respect to the consolidated balance sheets of Nastech Pharmaceutical Company Inc. and subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Nastech Pharmaceutical Company Inc.

/s/ KPMG LLP

Melville, New York
March 18, 2002